United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2011

OXiGENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080
(Address of principal executive offices)

Registrant's telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[_]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b)  On Wednesday, April 6, 2011, OXiGENE, Inc. (the “Company”) notified the Nasdaq Capital Market that the Company was no longer in compliance with Nasdaq Listing Rule 5605(b)(1), requiring the Company’s Board of Directors to have a majority of independent directors, and Rule 5605(c), requiring the Company’s Audit Committee to have at least three independent members.  The Company’s noncompliance arises from the resignation of Roy H. Fickling from the Company’s Board of Directors on March 31, 2011, which reduced the Company’s Board to six members, three of whom are independent, and reduced the Company’s Audit Committee to two independent members. The Nominating and Governance Committee of the Company’s Board is currently evaluating potential candidates to fill the vacancy on its Board of Directors and is assessing the composition of its audit and compensation committees in light of Mr. Fickling’s resignation.  Should the Compensation Committee meet before a permanent chair is appointed, the Chairman of the Board of Directors will determine the acting chairmanship as appropriate.  Appointments to the Company’s Board and other committee assignments will be announced in a subsequent filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On Thursday, March 31, 2011, Roy H. Fickling notified the Company that he was resigning from the Company’s Board of Directors for personal reasons, effective immediately.  As a result of his resignation, Mr. Fickling is no longer the Chair of the Compensation Committee or a member of the Audit Committee.  Mr. Fickling did not communicate to the Company any disagreements regarding the Company’s operations, policies or practices in connection with this resignation, nor is the Company aware of any.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: April 6, 2011	/s/ James B. Murphy
By: James B. Murphy
Its: Chief Financial Officer